Exhibit 3.12

Amended and Restated

Limited Liability Company Agreement

of

Jack Cooper Logistics, LLC

Effective as of March 1, 2011

		Page

ARTICLE I	ORGANIZATION AND POWERS	1

1.01	Organization	1
1.02	Purposes and Powers	2
1.03	Principal Place of Business; Registered Office and Registered Agent	2
1.04	Fiscal Year	2
1.05	Qualification in Other Jurisdictions	2
1.06	Term	2

ARTICLE II	MEMBERS	2

2.01	Members	2
2.02	Admission of New Members	3
2.03	Meetings of Members	3
2.04	Limitation of Liability of Members; Indemnity	4
2.05	Authority	4
2.06	No Right to Withdraw	4
2.07	Rights to Information	4
2.08	No Appraisal Rights	5
2.09	Reports	5

ARTICLE III	CAPITAL STRUCTURE	5

3.01	Classes of Shares	5
3.02	Certificates	6
3.03	Transfers	6
3.04	Record Holders	6
3.05	Record Date	7

ARTICLE IV	CERTAIN GOVERNANCE MATTERS	7

4.01	Obligations Related to HYDO and Related Indentures	7
4.02	New Equity Issuances	7
4.03	Preemptive Rights	7
4.04	Sale of Assets	8
4.05	Put Right	8

ARTICLE V	BOARD OF DIRECTORS	7

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule A - Members, Addresses and Shares

Schedule B — Definitions and Cross-Reference Table for Definitions

JACK COOPER LOGISTICS, LLC

Amended and Restated Limited Liability Company Agreement

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) is made and entered into as of September     , 2011 to be effective as of March 1, 2011, by and among Jack Cooper Logistics, LLC (the “Company”) and the Persons (as defined below) identified as the Members on Schedule A attached hereto (such Persons and their respective successors in interest being hereinafter referred to individually as “Member” or collectively as “Members”), as such Schedule A may hereinafter be amended.

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) on November 9, 2010;

WHEREAS, the Company and Jack Cooper Holdings Corp., a Delaware corporation formed on November 29, 2010 pursuant to the conversion of Jack Cooper Holdings LLC (“Holdings”), and Eve Merchant Holdings, Inc., a Florida corporation (“EVE”; collectively, with Holdings, the “Founders”; individually, a “Founder”) entered into that certain Limited Liability Company Agreement of the Company, dated November 22, 2010 (the “Prior Agreement”);

WHEREAS, pursuant to a Membership Interest Transfer Agreement dated as of the dated hereof, EVE will transfer a portion of its Shares (as defined below) to each of Robert Griffin, Michael Testman, Theo Ciupitu, Kirk Ferguson, and Andrea Amico (the “Additional Minority Members”; and, collectively along with EVE, the “Minority Members” and individually, each a “Minority Member”); and

WHEREAS, the Company, the Founders, and the Additional Minority Members desire to provide that the Additional Minority Members become Members of the Company and to amend and restate in its entirety the Prior Agreement as set forth herein to provide for the conduct of the business and affairs of the Company and their respective rights, obligations, and duties regarding the Company.

NOW, THEREFORE, in consideration of the premises (which are incorporated herein and made part hereof), the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

Organization and Powers

1.01                        Organization. The Company was formed by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Act. The Certificate of Formation may be amended and restated by the Company’s Board of Directors (the “Board”) from time to time as provided in the Act. The Board may also amend the Certificate of Formation to change the address of the registered office of the Company in the State of Delaware, the name and address of the registered agent in the State of Delaware, the name of the Company, or to make corrections required by the Act. The Certificate of Formation, as amended, and as so amended from time to time, is referred to herein as the “Certificate.” The Company shall deliver a copy of the Certificate and any amendment thereto to any Member who so requests.

1.02                        Purposes and Powers. The initial principal business activities and purposes of the Company shall be to engage in the global non-asset based automotive supply chain for new and used finished vehicles. These services may include, but shall not be limited to, (i) a domestic brokerage and international freight forwarding business for transporting vehicles, (ii) port processing, inspection and other services for inbound and outbound vehicles at logistics check points; such services to include, without limitation, loading and unloading services, maintenance checks, minor repairs and detailing, and security checks to ensure weapons, explosives and contraband are not present, and (iii) operating a business associated with such activities and purposes. However, the business activities and purposes of the Company shall not be limited to its initial principal business activities and purposes and, unless the Board otherwise determines, the Company shall have authority to engage in any other lawful business, purpose or activity permitted by the Act, and the Company shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any Person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.03                        Principal Place of Business; Registered Office and Registered Agent. The principal office and place of business of the Company is 2345 Grand Boulevard, Kansas City, Missouri 64108. The Board may change the principal office or place of business of the Company at any time and may cause the Company to establish other offices or places of business in various jurisdictions. The name and address of the registered agent of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

1.04                        Fiscal Year. Unless otherwise required under the Code, the Fiscal Year of the Company shall end on December 31 in each year or such other date as the Board may determine from time to time and as is permitted by Section 706(b) of the Code.

1.05                        Qualification in Other Jurisdictions. The Company shall be qualified or registered under applicable laws of any jurisdiction in which the Company transacts business and the Company’s officers and agents shall be, and hereby are (and each of them is), authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation, the appointment of agents for service of process in such jurisdictions.

1.06                        Term. The term of the Company shall commence on the date the Certificate of Formation was filed with the Secretary of State of Delaware and shall continue until dissolved in accordance with the provisions of this Agreement.

ARTICLE II

Members

2.01                        Members. The Members of the Company and their addresses are listed on Schedule A, which shall be amended from time to time by the Board to reflect the withdrawal of Members, the admission of additional members (“Additional Members”), transfers of Shares or the issuance of additional Shares pursuant to this Agreement. The Members shall constitute a single class or group of members of the Company for all purposes of the Act, unless otherwise explicitly provided herein. The Board will, upon written request, provide Members with the most recently amended Schedule A, which shall constitute the record list of the Members for all purposes of this Agreement.

2.02                        Admission of New Members. Additional Persons may be admitted to the Company as Members upon approval of a Transfer in accordance with Article XII or upon approval of the issuance of new Shares in accordance with Section 4.02. New Members shall be admitted at the time when all conditions to their admission have been satisfied, as determined by the Board. Upon the approval by the Board, such Person shall be admitted as a Member by (i) executing a counterpart of this Agreement and (ii) if the Person is not a transferee in connection with a permitted Transfer as described in Section 12.03, the payment of a Contribution in an amount determined by the Board. No Additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Board may, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of 706(d) of the Code and the Treasury Regulations promulgated thereunder.

2.03                        Meetings of Members.

(a)                                 Notice of Meetings; Quorum. A written notice stating the place, date and hour of all meetings of Members shall be given by any Director, by any Person authorized by this Agreement, by the Board, or as otherwise provided by law, pursuant to the provisions of Section 14.01 hereof not fewer than ten (10) days nor more than 50 days before the meeting to each Member entitled to vote thereat and to each Member who under this Agreement is entitled to such notice. Notice need not be given to a Member if action is taken without a meeting under Section 2.03(b) if (i) a written waiver of notice is executed by such Member, (ii) communication with such Member is unlawful, or (iii) such Member attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. The holders of a majority of all Shares issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.

(b)                                 Voting and Proxies. Members shall have one vote for each Share owned by them of record according to the books of the Company unless otherwise provided by law or by this Agreement. Members may vote either in person or by written proxy, but no proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Proxies shall be filed with the Secretary at the meeting, or at any adjournment thereof. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. When a quorum is present, any matter before the meeting shall be decided by vote of the holders of a majority of the Shares voting on such matter except where a larger or different vote is required by law or by this Agreement. The Company shall not directly or indirectly vote any of its own Shares. Notwithstanding anything contained in this Agreement to the contrary, any action required or permitted by law to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shares were present and voted. Notice of the taking of the action without a meeting by less than unanimous written consent shall be given within thirty (30) days of the taking of such action to those holders of Shares who have not consented in writing.

2.04                        Limitation of Liability of Members; Indemnity. Except as otherwise provided in the Act, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company. Unless otherwise required by the Act, no Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company, and no Member shall be liable to the Company or any other Member for acting in good faith reliance upon the provisions of this Agreement. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company except as required by the Act or other applicable law. The Company shall indemnify and hold harmless each of the Members acting on behalf of the Company pursuant to the terms of this Agreement from and against any claim by any third party seeking monetary damages against such Member arising out of such Member’s performance of its duties in good faith consistent with the terms of this Agreement. Such indemnity shall continue unless and until a court of competent jurisdiction adjudicates that such conduct constituted gross negligence, willful misconduct or fraud of the Member. Notwithstanding the foregoing, no Member that is not a Director or officer of the Company is authorized to act on behalf of the Company except in accordance with an express resolution of the Board.

2.05                        Authority. Unless specifically authorized by the Board, no Member that is not a Director or officer of the Company shall be an agent of the Company or have any right, power or authority to act for or to bind the Company or to undertake or assume any obligation or responsibility of the Company or of any other Member.

2.06                        No Right to Withdraw. Except in connection with a Transfer of all of a Member’s Shares in accordance with all applicable terms of this Agreement, no Member shall have any right to resign or withdraw from the Company without the unanimous approval of the Board or to receive any distribution or the repayment of such Member’s Contribution except as provided in Article XI and Article XIII upon dissolution and liquidation of the Company.

2.07                        Rights to Information.

(a)                                 Members shall have the right to receive from the Company upon request a copy of the Certificate and of this Agreement, as amended from time to time, and such other information regarding the Company as is required by the Act, subject to reasonable conditions and standards established by the Board, as permitted by the Act, which may include, without limitation, withholding or restrictions on the use of confidential information.

(b)                                 The Board shall cause the Company to keep true and correct books of account with respect to the operation of the Company. Such books will be maintained at the principal place of business of the Company or at such other place as the Board shall determine and all Members shall have access to such books to the extent required by law. Such books shall be closed and balanced as of the last day of each Fiscal Year.

2.08                        [Reserved.]

2.09                        Reports.

(a)                                 Within 60 days after the end of each fiscal quarter, the Company shall deliver to the Members a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal quarter and the related consolidated statements of operations and cash flows for such fiscal quarter and for the portion of the Fiscal Year ending at the end of such fiscal quarter, without footnote disclosure, setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year, and prepared in accordance with generally accepted accounting principles (“GAAP”) unless another accounting methodology is otherwise approved by the Board.

(b)                                 Within 90 days after the end of each Fiscal Year, the Company shall deliver to the Members a consolidated balance sheet of the Company and its subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, members’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, with such financial statements to be reviewed or audited by independent public accountants of nationally or regionally recognized standing if the Board so determines, and prepared in accordance with GAAP or another accounting methodology approved by the Board.

(c)                                  Within 90 days after the end of each Fiscal Year, the Company shall furnish to all Members such information as may be needed to permit Members to file their federal income tax returns and any required state income tax returns.

(d)                                 The cost of all reports delivered pursuant to this Section 2.09 shall be at the expense of the Company. All reports provided to Members by the Company shall be kept confidential by the Members and shall not be divulged, in whole or in part, to any third party other than the legal and accounting advisors of the Members, except as required by applicable law or as otherwise permitted by Section 14.13.

ARTICLE III

Capital Structure

3.01                        Classes of Shares.

(a)                                 Interests of Members in the Net Income and Net Loss of the Company and the right of Members to distributions and allocations and a return of capital contributions and other amounts specified herein shall be evidenced by shares of interest in the Company (“Shares”). Subject to this Article III and Article IV, the Board may issue Shares in exchange for consideration consisting of cash, any tangible or intangible property or any benefit to the Company, or any combination thereof, so long as the total consideration for the Shares is not less than their Fair Market Value, determined as of the date of such issuance. The Shares shall have the economic rights, powers and preferences as described herein, and any and all benefits to which the holder of such Shares may be entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement. Each Member shall be entitled to one vote for each Share held by such Member on all matters that require, or are submitted by the Board to, a vote or other action by the Members.

(b)                                 Subject to compliance with this Agreement, including, without limitation, the provisions of Article IV, the Board may from time to time issue additional Shares (or options, warrants or other securities convertible into or exercisable for Shares) to existing Members or new Members and, subject to the provisions of Article IV, may amend this Section 3.01 and the provisions of Articles IX through XI, and subject to the provisions of Article IV, may make other necessary conforming amendments to this Agreement to designate additional classes of Shares having different relative rights, powers and preferences, including, without limitation, rights and powers that are superior to those of existing classes of Shares, or the right to vote as a separate class or group on specified matters. The Company shall have the right to issue fractional Shares. In furtherance, and not in limitation, of the authority of the Board set forth in this Section 3.01(b), upon the issuance of additional Shares to existing or new Members, the Board may, in its sole discretion, cause the Company to specially allocate to each such existing or new Member items of income, gain, deduction and loss realized by the Company after the date of such issuance and in such amounts and of such a character so that the Capital Account of each such existing or new Member with respect to such additional Shares equals, as nearly as possible, the Capital Account such existing or new Member would have had with respect to such additional Shares if such additional Shares had been issued on the date Shares of the same class or series were first issued by the Company.

3.02                        Certificates. Unless the Board determines otherwise, the Shares need not be certificated.

3.03                        Transfers. Subject to any restrictions on Transfer under this Agreement, Shares may be transferred on the books of the Company by the delivery to the Company or its transfer agent of a written assignment properly executed, and with such proof of the authenticity of signature as the Company or its transfer agent may reasonably require.

3.04                        Record Holders. Except as may otherwise be required by law or by this Agreement, the Company shall be entitled to treat the record holder of Shares as shown on its books as the owner of such Shares for all purposes, including, without limitation, the payment of distributions and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such Shares, until such Shares have been transferred on the books of the Company in accordance with the requirements of this Article III and in compliance with the Transfer restrictions in Article XII of this Agreement.

It shall be the duty of each Member to notify the Company of any change of address of such Member from that set forth on Schedule A hereto.

3.05                        Record Date. Unless otherwise established by the Board, (a) the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held, (b) the record date for determining Members entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed, and (c) the record date for determining Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

ARTICLE IV

Certain Governance Matters

4.01                        Obligations Related to HYDO and Related Indentures. The Minority Members acknowledge that Holdings closed: (a) an offering of Senior Secured Notes due 2015 pursuant to the terms of an Offering Circular (the “HYDO”) and other credit facilities, which closed substantially contemporaneously with the HYDO (the HYDO and such credit facilities, together with any tack-on financings thereto or refinancings thereof and as amended from time to time, are collectively referred to herein as the “Holdings Indentures”); and (b) an offering of Series B Preferred Stock of Holdings pursuant to a Certificate of Designations to Holdings’ Certificate of Incorporation. The terms of the Holdings Indentures and Holdings’ Charter require the Company to be a guarantor and be subject to certain restrictions including, without limitation, restrictions on distributions and other payments to the Members. Holdings was obligated to pledge its equity interest in the Company to the secured parties. The Minority Members acknowledge and agree that (i) the Company is subject to certain restrictions set forth in the Holdings Indentures and Holdings’ Charter, including, without limitation, restrictions oh distributions and other payments to the Members, and (ii) Holdings and each of the Minority Members has or will pledge its Shares in the Company to the secured parties.

4.02                        New Equity Issuances. Notwithstanding anything else in this Agreement to the contrary, the Company may not issue additional Shares (or options, warrants or other securities convertible into or exercisable for Shares) to any Person without the prior written consent of Holdings and holders of a majority of the Shares then held by the Minority Members.

4.03                        Preemptive Rights. If the approval required by Section 4.02 is obtained, before the Company issues any new Shares (or options, warrants or other securities convertible into or exercisable for Shares) (the “New Shares”), the Company shall give written notice (the “New Shares Notice”) to each of the Minority Members setting forth (i) the total amount of New Shares that the Company intends to issue, (ii) the principal terms, including the price, on which the Company proposes to issue such New Shares, and (iii) an offer to each Minority Member to purchase up to such Minority Member’s pro rata portion of the New Shares (based on each Minority Member’s Share Percentage). Each Minority Member electing to purchase a portion of the New Shares shall deliver written notice of its election to the Company within ten (10) days of receipt of such New Shares Notice. Upon receipt of such election notice from a Minority Member, the Company shall be required to sell to such Minority Member and such Minority Member shall be required to purchase, on the terms specified in the New Shares Notice or any other terms that may be negotiated with other purchasers of such New Shares that are more favorable to the purchasers of such New Shares than the terms described in the New Shares Notice, such amount of the New Shares as are indicated in such Minority Member’s election notice up to such Minority Member’s pro rata portion of the New Shares so offered.

4.04                        Sale of Assets. Notwithstanding anything else in this Agreement to the contrary, the Company may not transfer all or substantially all of the Company’s assets, whether for cash, securities, or other assets: (a) unless the purchase price (whether in form of cash, securities, or other assets) for such assets is the Fair Market Value of such assets as of the date of such transfer, using the same measure of Fair Market Value and appraisal procedures as are provided in Section 12.05(c); or (b) if the requirements of paragraph (a) are not met, without the prior written consent of Holdings and holders of a majority of the Shares then held by the Minority Members.

4.05                        Put Right.

(a)                                 If permitted under the Holdings Indentures and Holdings’ Charter, if at any time (i) J.J. Schickel no longer serves as either the Chairman, Vice Chairman, Chief Executive Officer, or President of the Company because of the Company’s removal of J.J. Schickel from such office (unless the Company is appointing him to any such other office) without his consent for any reason other than For Cause, or (ii) the Company terminates that certain Letter Agreement, dated as of the execution date of this Agreement and with an effective date of June 1, 2011 (the “EVE Engagement Letter”), between the Company and EVE regarding certain advisory services, then EVE shall have the right to sell all of its Shares to the Company (or its designee(s)), and the Company (or its designee(s)) shall have the obligation to purchase such Shares at a purchase price equal to the Fair Market Value of the Shares, using the same measure of Fair Market Value and appraisal procedures as are provided in Section 12.05(c), as of the date of such removal or termination (the “Put Right”). The purchase price payable by the Company (or its designee(s)) under this Section 4.05 shall be paid in full at closing in cash or by wire transfer, unless the Company (or its designee(s)) chooses at its sole discretion to fund the purchase of the Shares under this Section 4.05 by delivering at the closing to EVE (A) one-third (1/3) of the purchase price in cash or by wire transfer and (B) the balance of the purchase price in form of a promissory note from the Company (or its designee(s)) providing for equal payments to EVE of level principal and interest payments, at a simple, annual rate of nine percent (9%), fully amortized and paid on a monthly basis over five (5) years, which note shall be secured by a pledge of the purchased Shares. The entire outstanding principal balance, and all accrued interest thereon, shall be paid in full no later than on the fifth (5th) anniversary of the date of the promissory note; provided further that the Company (or its designee(s)) shall have the right to prepay the promissory note at any time, in whole or in part, without premium or penalty, but with accrued interest through the date of prepayment. To exercise and not forfeit its Put Right, EVE shall give written notice to the Company of its exercising the Put Right within 10 days of J.J. Schickel’s aforementioned removal from office or the Company’s termination of the EVE Engagement Letter. By virtue of this Section 4.05, the Board and Holdings shall be deemed to have consented in writing to a Transfer of EVE’s Shares pursuant to the Put Right for purposes of the conditions, provisions, and terms contained in Section 12.03(d).

(b)                                 For purposes of this Section 4.05, “For Cause” shall be deemed to exist upon J.J. Schickel’s: (i) gross negligence, recklessness, fraud, willful misconduct, willful violation of any material law, or wanton or willful neglect; (ii) conviction for, or the entry of a pleading of guilty or nolo contendere, to any felony or crime involving moral turpitude; (iii) willful refusal to perform his material obligations of his position or to follow the lawful directives of the Board consistent with his job duties (subject in all cases to right to exercise his fiduciary duties and act in a manner that he believes in good faith to be in the best interest of the Company); (iv) breach in a material respect of this Agreement or his fiduciary duties to the Company; (v) theft of company property; (vi) death; or (vii) permanent disability, which shall mean his inability, due to physical or mental impairment, for a period of 90 days, whether or not consecutive, during any 360-day period, to perform the services contemplated herein. A determination of “permanent disability” shall be made by a physician satisfactory to both J.J. Schickel (or his personal representative) and the Company. In the event J.J. Schickel (or his personal representative) and the Company cannot agree on a physician, both parties will select a physician and those two physicians shall jointly select a third physician, whose determination shall be binding.

ARTICLE V

Board of Directors

5.01                        Powers. Subject to compliance with this Agreement, the business and affairs of the Company shall be conducted by or under the direction of the Board, who shall have and may exercise on behalf of the Company all of its rights, powers, duties and responsibilities under Section 1.02 or as provided by law. Except as set forth in this Agreement or otherwise provided by law, all rights, powers, duties and responsibilities of the Company shall be delegated to the Board. In addition, the Board shall designate one of the Members to serve as the “Tax Matters Partner” of the Company for purposes of Section 6231(a)(7) of the Code, with power to manage and represent the Company in any administrative proceeding of the Internal Revenue Service. The Tax Matters Partner shall initially be Holdings. A Director shall be the equivalent of a “Manager” for all purposes under the Act. Subject to the approval requirements of Section 5.08, Directors shall be permitted to execute any filings, instruments, applications or certificates with governmental authorities or other regulators (including, without limitation, Secretaries of State of any state in which the Company qualifies to transact business as a foreign business organization) as a “Manager” of the Company.

5.02                Election and Qualification.

(a)                                 Board of Directors. The Board shall consist of that number of Directors to be fixed by resolution of the Board from time to time, provided that there shall be not less than three (3) Directors. The period from and including the effective date of this Agreement and to, but excluding, the date of execution of this Agreement, the Board consisted of three (3) Directors. The period from and including the date of execution of this Agreement to the date on which the number of Directors is changed by resolution of the Board, the Board will consist of five (5) Directors. From and after the date of this Agreement, each Member shall vote or cause to be voted all Shares, and all other voting securities of the Company presently owned or hereafter acquired by such Member, or over which such Member has voting control or hereafter acquires voting control, at any regular or special meeting of Members called for the purpose of filling positions on the Board, or to execute a written consent in lieu of such a meeting of Members for the purpose of filling positions on the Board, to cause and maintain the election to the Board of Directors as follows:

(i)                             One (1) nominee designated by EVE, who is currently J.J. Schickel; and

(ii)                          Such number of nominees as necessary to fill the remaining positions on the Board designated by Holdings, who: (A) during the period from and including the effective date of this Agreement and to, but excluding, the date of execution of this Agreement, were T. Michael Riggs and Robert Griffin; and (B) during the period from and including the date of execution of this Agreement to the date on which the number of Directors is changed by resolution of the Board, will be T. Michael Riggs, Robert Griffin, Andrea Amico, and Ronald A. Pfeiffer.

(b)                                 Removal. In the event that the Members with the authority to designate a Director pursuant to Section 5.02(a) request that the Director selected by such Member be removed (with or without cause), by written notice to the other Members, then in each such event, such Director shall be removed and each Member hereby agrees to vote all Shares, and all other voting securities of the Company over which such Member has voting control, to effect such removal or to consent in writing to effect such removal upon such request.

(c)                                  Vacancies. Members with the authority to designate a Director pursuant to Section 5.02(a) may request that the Director(s) selected by such Members shall fill any vacancy resulting from the removal or resignation of its nominee. A vacancy resulting from an increase in the number of Directors may be filled by Holdings.

(d)                                 Committees. The Board may establish committees consisting of certain Directors and delegate to these committees such powers and authority as the Board deems necessary or advisable.

5.03                        Reliance by Third Parties. Any Person dealing with the Company, the Directors, or officers may rely upon a certificate signed by a majority of the Directors, the Chairman, the Vice Chairman, the CEO, or the President as to: (i) the identity of any Directors or officers; (ii) any factual matters relevant to the affairs of the Company; (iii) the Persons who are authorized to execute and deliver any document on behalf of the Company; or (iv) any action taken or omitted by the Company, the Directors, or any officer.

5.04                        Tenure. Except as otherwise provided by law or by this Agreement, Directors shall hold office until their successors are elected and qualified or until their earlier death, disability, resignation or removal. Any Director may resign by delivering his written resignation to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5.05                        Meetings. Meetings of the Board may be held at such time, date and place as the Board may from time to time determine. Meetings of the Board may be called, orally or in writing (including, without limitation, via electronic mail), by one or more Directors designating the time, date and place thereof. Directors may participate in meetings of the Board by means of conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

5.06                        Notice of Meetings. Notice of the time, date and place of all special meetings of the Board shall be given to each Director by the Secretary or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such Persons, by any one of the Directors calling the meeting. Notice shall be given to each Director in person or by telephone at least 48 hours in advance of the meeting, by electronic mail sent to his e-mail address at least 48 hours in advance of the meeting or by written notice sent by overnight courier to his business address for delivery at least 48 hours in advance of the meeting. Notice need not be given to any Director if a written waiver of notice is executed by him before or after the meeting, or if communication with such Director is unlawful. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

5.07                        Quorum. At any meeting of the Board, a majority of Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time and the meeting may be continued at such time and place as may be agreed to by those Directors originally present without further notice upon reaching a quorum.

5.08                        Action at Meeting; Action by Written Consent. Unless otherwise required by law or by this Agreement: (a) at any meeting of the Board at which a quorum is present, a majority of the Directors present may take any action on behalf of the Board; and (b) any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a written consent thereto is signed by all of the Directors and filed with the records of the meetings of the Board. The written consent described by the foregoing clause (b) shall be treated as a vote of the Board for all purposes.

5.09                        Limitation of Liability of Directors; Directors and Officers Liability Insurance. No Director or officer shall be obligated personally for any debt, obligation or liability of the Company or of any Member, whether arising in contract, tort or otherwise, solely by reason of being or acting as Director or officer of the Company. No Director or officer shall be personally liable to the Company or to its Members (a) for acting in good faith reliance on the provisions of this Agreement, (b) for acting in good faith and in a manner the Director or officer reasonably believed to be in or not opposed to the best interests of the Company or (c) for breach of any fiduciary or other duty that does not involve acts or omissions not in good faith or which does not involve gross negligence or intentional misconduct. The Company may obtain at the expense of the Company directors’ and officers’ liability insurance with such coverage as the Board determines to be appropriate.

5.10                        Reimbursements. The Company shall reimburse Directors for their reasonable expenses, including, without limitation, travel expenses, incurred by them in connection with their responsibilities on the Board, as determined pursuant to policies approved by the Board.

ARTICLE VI

Officers

6.01                        Enumeration. The Company shall have such officers as are appointed from time to time by the Board. Without limiting the generality of the foregoing, the Company may have a Chairman, Vice Chairman, Chief Executive Officer, President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, General Counsel, one or more Associate General Counsels, Chief Financial Officer, Treasurer, Controller, Secretary, one or more Assistant Treasurers, one or more Assistant Controllers, one or more Assistant Secretaries, and such other officers as it shall deem necessary. Prior to July 1, 2011, the officers of the Company were as set forth in Section 6.01 of the Prior Agreement. As of July 1, 2011 and until otherwise elected or appointed by the Board, the officers of the Company shall be as follows:

T. Michael Riggs	Chairman, Treasurer, and Asst. Secretary
J.J. Schickel	Vice Chairman, Asst. Treasurer, and Asst. Secretary
Robert Griffin	Chief Executive Officer, Secretary, and Asst.
Treasurer
Andrea Amico	President, Asst. Treasurer, and Asst. Secretary
Michael Scott Testman	Chief Financial Officer and Asst. Secretary
Theo A. Ciupitu	Executive Vice President, Asst. Secretary, and
General Counsel
Katie G. Helton	Executive Vice President, Asst. Secretary and
Associate General Counsel

6.02                        Election. The officers of the Company may be elected from time to time by the Board.

6.03                        Qualification. Except as expressly set forth herein, no officer need be a Member or Director. Any two or more offices may be held by the same Person.

6.04                        Tenure. Except as otherwise provided by the Act or by this Agreement, each of the officers of the Company shall hold his office until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign by delivering his written resignation to the Company, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

6.05                        Removal. Any officer may be removed, with or without cause, by the vote or action of the Board.

6.06                        Vacancies. Any vacancy in any office may be filled by the Board.

6.07                        Powers and Duties. Subject to this Agreement, each officer of the Company shall have such duties and powers as are customarily incident to his office, and such duties and powers as may be designated from time to time by the Board. The Board may designate the Chairman of the Board as having the powers of the Chief Executive Officer and/or the President coextensively with the Chief Executive Officer and/or the President, as applicable. If so designated, the Chairman of the Board shall have all the powers and duties of the Chief Executive Officer and/or the President, coextensively with the Chief Executive Officer and/or the President, as applicable, and such other powers and duties as the Board may determine, and any act required or permitted by law to be done by the Chief Executive Officer or the President, as applicable, may be done instead by the Chairman of the Board. Any action taken by an officer, and the signature of an officer on any agreement, contract, instrument, certificate or other document on behalf of the Company, shall with respect to any third party, be sufficient to bind the Company and shall conclusively evidence the authority of the officer and the Company with respect thereto.

ARTICLE VII

Indemnification

7.01                        Indemnification of Directors and Officers. The Company shall indemnify, to the fullest extent permitted by the Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment):

(a)                                 Any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the Company) by reason of the fact that he is or was a Director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, LLC, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit, action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the

Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

(b)                                 Any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, LLC, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Company unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or the court shall deem proper.

(c)                                  To the extent that a Director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Any such Person may consult with legal or other professional counsel, and any actions taken by such Person in good faith reliance on, and in accordance with, the opinion or advice of such counsel shall be deemed to be fully protected and justified and made in good faith.

7.02                        Indemnification of Employees and Agents. The Board, in its sole discretion, may authorize the Company to indemnify:

(a)                                 Any Person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as an employee or agent of another corporation, LLC, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)                                 Any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company or the employee corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

7.03                        Entitlement. Any indemnification hereunder (unless required by law, ordered by a court or pursuant to Section 7.01 herein) shall be made by the Company as authorized in the specific case unless a determination that indemnification of the Director, officer, employee or agent is improper in the circumstances because he failed to met the applicable standard of conduct set forth in Section 7.01 or 7.02. The determination shall be made by the Board in its sole discretion.

7.04                        Advance Payments. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of (i) any action, suit or proceeding under Section 7.01 or Section 7.02(a), and (ii) any action, suit or proceeding under Section 7.02(b) only as authorized by the Board. Advancement for expenses incurred in defending a civil or criminal action, suit or proceeding under Section 7.02(b) shall be made if approved by the Board and then upon receipt of an undertaking by or on behalf of the employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article VII.

7.05                        Non-Exclusive Nature of Indemnification. The indemnification provided herein shall not be deemed exclusive of any other rights to which any Person, whether or not entitled to be indemnified hereunder, may be entitled under any statute, by-law, agreement, vote of Members or Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person. Each Person who is or becomes a Director or officer as aforesaid shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article VII.

7.06                        Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, LLC, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the

Company would have the power to indemnify him against such liability under the provisions of the Act (as presently in effect or hereafter amended) or this Agreement.

7.07                        No Duplicate Payments. The Company’s indemnification under Section 7.01 or Section 7.02 of any Person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, LLC, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such Person receives as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the Company, (ii) from such other corporation, LLC, partnership, joint venture, trust or other enterprise, or (iii) under any other applicable indemnification provision.

7.08                        Amendment. This Article VII may be amended only so as to have a prospective effect.

ARTICLE VIII

Transactions with Interested Persons

No contract or transaction between the Company and one or more of its Directors, officers, or Members, or between the Company and any other corporation, LLC, partnership, association or other organization in which one or more of its Directors, officers, or Members have a financial interest or are partners, directors or officers, shall be voidable solely for this reason or solely because said Director, officer or Member was present or participated in the authorization of such contract or transaction. No Director, officer or Member interested in such contract or transaction, solely by reason of such interest, shall be (i) considered to be in breach of this Agreement or liable to the Company, any Director, officer or Member, or any other Person or organization for any loss or expense incurred by reason of such contract or transaction or (ii) accountable for any gain or profit realized from such contract or transaction unless entered into in bad faith.

ARTICLE IX

Capital Accounts and Contributions

9.01                        Capital Accounts. A capital account shall be maintained on the books of the Company for each Member. The “Capital Account” of a Member as of any date shall equal the amount of the Member’s paid-in Contributions recorded on the books of the Company, increased by (i) any cash contributions made by such Member, (ii) the Gross Asset Value of any asset contributed by such Member to the Company (as determined immediately prior to such contribution), (iii) such Member’s distributive share of Net Income and items of income and gain specially allocated to such Member under Article X, (iv) the Member’s share of any increase in the basis of the Company’s assets pursuant to Section 50(c) of the Code, and (v) the amount of any of the Company’s liabilities that are assumed by such Member or that are secured by any of the Company’s properties distributed to such Member; and decreased by (i) such Member’s distributive share of Net Loss and items of deduction and loss specially allocated to such Member under Article X, (ii) cash distributed by the Company to such Member, (iii) the Gross Asset Value of any of the Company’s property distributed to such Member (as determined immediately prior to such distribution), (iv) the amount of any liabilities of such Member that are assumed by the Company or are secured by any properties contributed by such Member to the Company, and (v) such Member’s share of reductions in the basis of the Company’s assets not otherwise taken into account (such as the reduction in basis provided by Section 50(c) of the Code). The Capital Accounts of all Members shall also be increased or decreased immediately prior to any Adjustment Date to reflect the aggregate net increase or decrease in Gross Asset Values made pursuant to subparagraph (b)(ii) as if the upward or downward change in the Gross Asset Value arising from such adjustment had been Net Income or Net Loss, respectively, and allocated among the Members pursuant to Article X. In the event all or a portion of the Shares of a Member are Transferred in accordance with the provisions of this Agreement, the transferee shall succeed to the portion of the transferor’s Capital Account that corresponds to the portion of the Shares of the transferor Member that are so Transferred.

(a)                                 Net Income and Net Loss. For purposes of this Agreement, “Net Income” and “Net Loss” shall be calculated in accordance with the Treasury Regulations under Section 704(b) of the Code. Pursuant to such regulations, (i) tax-exempt income shall be included in gross income, (ii) expenditures that are not deductible or capitalized shall be treated as deductions, (iii) depreciation shall be computed in accordance with subparagraph (b)(iii), (iv) gain or loss from the disposition of an asset shall be calculated by reference to the Gross Asset Value of the asset and (v) items of income, gain, loss and deduction specially allocated pursuant to Section 3.01(b) or Article X shall not be included in Net Income or Net Loss.

(b)                                 Gross Asset Value. For purposes of determining and maintaining the Members’ Capital Accounts, the term “Gross Asset Value” means, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except as follows:

(i)                                     The initial Gross Asset Value of any asset contributed to the Company by a Member shall be the gross fair market value of such asset, as determined by the Company and the Member or Members making such contribution;

(ii)                                  The Gross Asset Values of all of the Company’s assets shall be adjusted to equal their respective gross fair market values, as determined by the Company as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or for rendering substantial services to the Company; (b) upon liquidation of the Company, or upon the distribution by the Company to a Member of more than a de minimis amount of money or other property of the Company to a retiring or continuing Member as consideration for an interest in the Company; or (c) under generally accepted industry accounting practices, provided that substantially all of the Company’s property (excluding money) consists of stock, securities, commodities, options, warrants, futures, or similar instruments that are readily tradable on an established securities market; and

(iii)                               If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (i) or (ii) of this Section 9.01(b), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss as required by Treasury Regulations § 1.704-1(b)(2)(iv)(g)(3).

(c)                                  Adjustment Date. The term “Adjustment Date” means the date on which any of the following occurs: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or for rendering substantial services to the Company; or (b) the distribution by the Company to a Member of more than a de minimis amount of the Company’s property. Upon the distribution by the Company of any assets in kind to any Member other than in consideration of an interest in the Company, only the Gross Asset Value of the assets actually distributed shall be adjusted.

9.02                        Contributions, Generally. All contributions, whether in form of cash or assets, to the capital of the Company (each a “Contribution”) shall be recorded by the Company, and reflected in the Member’s Capital Account as set forth in Section 9.01. No Member shall be required to make any Contribution to the capital of the Company, and no Member shall be entitled to make any Contribution to the capital of the Company without the permission of the Board. The Company may borrow from its Members as well as from banks or other lending institutions to finance its working capital or the acquisition of assets upon such terms and conditions as shall be approved by the Board, and any borrowings from Members shall not be considered Contributions or reflected in their Capital Accounts. To the extent made, no existing Member shall be entitled to any additional interest in the Company with respect to any additional Contribution to the capital of the Company or for any services rendered on behalf of the Company except as specifically provided in this Agreement. No Member shall be entitled to any compensation with respect to any services rendered on behalf of the Company by a Member except as specifically provided in this Agreement or as approved by the Board. No Member shall have any liability for the repayment of the Contribution of any other Member, and each Member shall look only to the assets of the Company for return of such Member’s Contribution.

9.03                        Amounts of Initial Contributions. Each Founder made the initial Contribution specified on Schedule A opposite such Founder’s name and each Member holds an interest in the Company represented by the Shares set forth opposite the Member’s name on Schedule A.

9.04                        Additional Contributions. To the extent approved by the Board, from time to time Members may be permitted to make additional Contributions if the Board determines that such additional Contributions are necessary or appropriate in connection with the conduct of the Company’s business (including, without limitation, expansion or diversification). A Contribution may be reflected only by an adjustment to a Member’s Capital Account or through such adjustment and the issuance of additional Shares, subject to Article IV, at the Board’s election. Each Additional Member shall, upon admission to the Company, make a Contribution in an amount determined by the Board for the number of Shares for which such Additional Member has subscribed.

ARTICLE X

Allocations

10.01                 Allocation of Net Income. Subject to Sections 10.03 through 10.10 (other than Section 10.05) and Section 10.12, Net Income for any Fiscal Year or portion thereof, determined in accordance with Section 9.01(a), shall be allocated among the Members as follows:

(a)                                 First, to the Members, in the proportions and amounts, and to the extent necessary, to cause the allocations made to each Member since the inception of the Company pursuant to this Section 10.01(a) to equal the Net Loss previously allocated to such Member (and such Member’s predecessors in interest) pursuant to Section 10.02 or Section 10.03 (for this purpose, matching Net Income to Net Loss in the inverse order in which such Net Loss was previously allocated); and

(b)                                 Second, the balance of such Net Income, if any, to the Members, pro rata based on ownership of Shares.

10.02                 Allocation of Net Loss. Subject to Sections 10.03 through 10.10 (other than Section 10.05) and Section 10.12, Net Loss for any Fiscal Year or portion thereof, determined in accordance with Section 9.01(a), shall be allocated among the Members as follows:

(a)                                 First, to the Members, in the proportions and amounts, and to the extent necessary, to cause the allocations made to each Member since the inception of the Company pursuant to this Section 10.02(a) to equal the Net Income previously allocated to such Member (and such Member’s predecessors in interest) pursuant to Section 10.01;

(b)                                 Second, to the Members, in the proportions and amounts, and to the extent necessary, to cause the allocations made to each Member since the inception of the Company pursuant to this Section 10.02(b) to equal the Unrecovered Contribution, if any, of that Member (and such Member’s predecessors in interest); and

(c)                                  Third, the balance of such Net Loss, if any, to the Members, pro rata based on ownership of Shares.

10.03                 Loss Limitation. Net Loss allocated pursuant to Section 10.02 shall not exceed the maximum amount of Net Loss that can be allocated without causing or increasing a deficit balance in any Member’s Adjusted Capital Account. In the event that some, but not all, of the Members would have deficit balances in their Adjusted Capital Accounts as a consequence of an allocation of Net Loss pursuant to Section 10.02, the limitation set forth in this Section 10.03 shall be applied on a Member-by-Member basis, and Net Loss not allocable to any Member as a result of this limitation shall be allocated to the other Members in proportion to the positive balances of such Members’ Adjusted Capital Accounts so as to allocate the maximum amount of Net Loss to each Member under Treasury Regulations § 1.704-1(b)(2)(ii)(d). For purposes of this Article X, a Member’s “Adjusted Capital Account” shall mean the balance of the Member’s Capital Account, increased by the amount of such Member’s obligation to restore a deficit in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of

Treasury Regulations § 1.704-2(g)(l) and 1.704-2(i)(5), and reduced by the amounts described in Treasury Regulations § 1.704-1(b)(2)(ii)(d)(4), (5), or (6).

10.04                 Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations § 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in his Adjusted Capital Account shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible. This Section 10.04 is intended to comply with the alternate test for economic effect set forth in Treasury Regulations § 1.704-l(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

10.05                 Section 704(c) Allocations. Notwithstanding any provision of this Agreement to the contrary, in accordance with Section 704(c) of the Code and Treasury Regulations § 1.704-1(b)(l)(vi), income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property and its initial Gross Asset Value. Similar principles shall apply with respect to property held by the Company at the time other property, cash, or services are contributed to the Company and the Gross Asset Value of the Company’s assets are adjusted pursuant to Section 9.01(b)(ii), in order to properly account for unrealized gain or loss with respect to such property.

10.06                 Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members pro rata, based on ownership of Shares. For purposes of this Section 10.06, the term “Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations § 1.704-2(b)(l).

10.07                 LLC Minimum Gain Chargeback. Notwithstanding any other provisions of this Article X, in the event there is a net decrease in LLC Minimum Gain during a Fiscal Year, the Members shall be allocated items of income and gain in accordance with Treasury Regulations § 1.704-2(f). For purposes of this Article X, the term “LLC Minimum Gain” shall have the meaning for partnership minimum gain set forth in Treasury Regulations § 1.704-2(b)(2), and a Member’s share of LLC Minimum Gain shall be determined in accordance with Treasury Regulations § 1.704-2(g)(l). This Section 10.07 is intended to comply with the minimum gain chargeback requirement of Treasury Regulations § 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

10.08                 Member Nonrecourse Debt. Notwithstanding any other provisions of this Article X, to the extent required by Treasury Regulations § 1.704-2(i), Partner Nonrecourse Deductions attributable to a nonrecourse debt of the Company that constitutes Member Nonrecourse Debt shall be allocated in accordance with the provisions of Treasury Regulations § 1.704-2(i). For purposes of this Article X, the term “Partner Nonrecourse Deductions” shall have the meaning for partner nonrecourse deductions set forth in Treasury Regulations § 1.704-2(i)(1) and the term “Member Nonrecourse Debt” shall have the meaning for partner nonrecourse debt set forth in Treasury Regulations § 1.704-2(b)(4).

10.09                 Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations § 1.704-2(i)(4), notwithstanding any other provision of this Article X, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be specially allocated items of LLC income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Treasury Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations § 1.704-2(i)(4) and 1.704-2(j)(2). This Section 10.09 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

10.10                 Curative Allocations. The allocations set forth in Sections 10.03, 10.04 and 10.06 through 10.09 (the “Regulatory Allocations”) are intended to comply with the requirements of Treasury Regulations § 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article X (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, deduction and loss among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 10.10 shall be interpreted and applied in such a manner and to such extent as is reasonably necessary to eliminate, as quickly as possible, permanent economic distortions that would otherwise occur as a consequence of the Regulatory Allocations in the absence of this Section 10.10.

10.11                 Allocations for Share Changes. In the event of the Transfer of all or any part of a Member’s Shares (in accordance with the provisions of this Agreement) at any time other than at the end of an LLC Fiscal Year, or the admission of a new Member (in accordance with the provisions of this Agreement) at any time other than at the end of an LLC Fiscal Year, the transferor Member or new Member’s share of LLC Net Income or Net Loss (or items thereof) for such Fiscal Year shall be allocated between the transferor Member and the transferee Member or the new Member and the other Members, as the case may be, (i) in the same ratio as the number of days in such Fiscal Year before and after the date of the Transfer or admission or (ii) in such other manner as is permitted by Code Section 706(d) and is determined by the Board, taking into account the distributions among the Members with respect to such Fiscal Year, if any, to reflect the economic understanding of the Members.

10.12                 Compliance with Code Section 704(b). The allocation provisions contained in this Article X are intended to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith. In furtherance, and not in limitation, of the preceding sentence, and notwithstanding anything to the contrary in this Article X, in the event the Board determines at any time that in order to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, the Capital Accounts of the Members need to be adjusted so that liquidating the Company in accordance with positive Capital Account balances (as required by Treasury Regulations § 1.704-1(b)(2)(ii)(b)(2)) will result in liquidating distributions to the Members (i) consistent with any increases or decreases to their Capital Accounts immediately prior to any Adjustment Date as contemplated by Section 9.01, but otherwise (ii) in accordance with their economic understanding as reflected in Section 11.03, then the Board may specially allocate Net Income or Net Loss (and, if necessary, items of income, gain, loss or deduction) among the Members in order to create such Capital Account balances.

ARTICLE XI

Distributions

11.01                 Distribution of LLC Funds. The Board shall cause the Company to make the Tax Distributions required by Section 11.02, to the extent that funds are legally available therefor, and if funds are legally available therefor, to the extent permitted by the Holdings Indentures and Holdings’ Charter, and if restricted by the Holdings Indentures and/or Holdings’ Charter, in part or in whole, the Company shall use its best efforts to obtain the consent of the applicable parties to make such Tax Distributions. All other funds and assets of the Company which are determined by the Board, in its sole discretion, to be available for distribution shall be distributed to the Members in accordance with the priorities set forth in Sections 11.03 and 11.04 below. No Member shall be entitled to any distribution or payment with respect to such Member’s interest in the Company except as set forth in this Agreement. Distributions shall be limited and repayable as required by the Act.

11.02                 Tax Distributions. Within 90 days after the end of each Fiscal Year, other than the year in which the Company liquidates, the Company shall distribute to the Members the Tax Distribution in accordance with this Section 11.02. The Tax Distribution shall be distributed to the Members in proportion to each Member’s Taxable Excess. The “Taxable Excess” with respect to each Member shall be equal to the cumulative excess, if any, of the Net Income over the Net Loss allocated to the Member under Article X for all Fiscal Years of the Company. The “Tax Distribution” to a Member for each Fiscal Year shall be equal to the excess, if any, of (i) the product of (x) the Applicable Tax Rate multiplied by (y) the Taxable Excess of such Member over (ii) the aggregate distributions to such Member under this Article XI for all Fiscal Years of the Company prior to the Fiscal Year in which such Tax Distribution is made. In the event the Company has insufficient funds to make the distribution required by this Section 11.02, any distribution under this Section 11.02 shall be made to the Members in proportion to their respective amounts of Taxable Excess. The Board may adjust the amount of Tax Distributions to reflect the application of different tax rates to different classes of taxable income of the Company (such as capital gain), provided that the same rates are applied to all Members regardless of their states of residency and regardless of whether they are, in fact, subject to tax. Any Tax Distribution to a Member shall be treated as a credit against future distributions to which such Member would otherwise be entitled under Section 11.03. Notwithstanding the foregoing, Tax Distributions shall only be made to the extent permitted by the Holdings Indentures and Holdings’ Charter, and if restricted by the Holdings Indentures and/or Holdings’ Charter, in part or in whole, the Company shall use its best efforts to obtain the consent of the applicable parties to make such Tax Distributions in accordance with this Section 11.02.

11.03                 Distributions. Other than distributions upon a liquidation of the Company, which shall be governed by the provisions of Section 11.04, and subject to the provisions of Sections 11.01, 11.02 and 11.05, cash of the Company determined by the Board to be available for distribution shall be distributed as follows:

(a)                                 First, to each Member, pro rata based on each such holder’s Unrecovered Contribution, until each such Member’s Unrecovered Contribution is reduced to (but not below) zero;

(b)                                 Second, to each Member, pro rata based on ownership of Shares.

11.04                 Distribution Upon Dissolution. Subject to Section 11.01, distributions upon a dissolution shall be made as provided in Section 11.03 and in accordance with the provisions of Section 13.02.

11.05                 No Limitation on Authority of Board. The provisions of this Article XI shall not be construed to limit the power and authority of the Board to issue additional Shares pursuant to Section 3.01, subject to compliance with Article IV, or admit Additional Members pursuant to Section 2.02 hereof, which issuance and/or admission may require the amendment or modification of some or all of the provisions of Section 3.01 and this Article XI.

ARTICLE XII

Transfers of Interests

12.01                 General Restrictions on Transfer. The Members shall not give, sell, assign, transfer, exchange, pledge or grant a security interest in or otherwise dispose of any Shares (each such activity a “Transfer”) except as provided in this Article XII and as required by and subject to any transfer restrictions set forth in the Holdings Indentures and Holdings’ Charter, whether or not such Shares are pledged as set forth in Section 4.01. The exchange or other conversion of Shares to capital stock under the auspices of Section 13.04 shall not be a “Transfer” for purposes of this Agreement.

The Company and its Directors and Members shall be entitled to treat the record owner of Shares as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until, subject to compliance with this Article XII, such time as a written assignment of such Shares has been received and accepted by the Company and recorded on the books of the Company. The Company may refuse to accept and record an assignment until the end of the next successive quarterly accounting period of the Company.

12.02                 Right of First Refusal.

(a)                                 If any Member desires to Transfer all or a portion of its Membership Interest to any Person (the “Offeror”) pursuant to a bona fide offer from such Offeror (other than pursuant to a Permitted Transfer), such Member (the “Selling Member”) shall give written notice (the “Selling Member’s Notice”) to the Company and each of the other Members within ten (10) days following receipt of any such bona fide offer setting forth (i) the Shares that the Selling

Member proposes to sell, (ii) the name and address of the Offeror and (iii) the proposed purchase price, terms of payment (which shall be all cash, a promissory note, or a combination of the foregoing) and other material terms and conditions of such proposed Transfer, and attaching a copy of the binding written offer or agreement of the Offeror to purchase such Shares from the Selling Member. The Selling Member shall provide additional information with respect to the Offeror and the matters required to be set forth in the Selling Member’s Notice as the other Members may reasonably request.

(b)                                 Each of the Members (other than the Selling Member) shall have the option exercisable by delivery of written notice (the “Member’s Notice”) to the Selling Member within thirty (30) days following receipt of the Selling Member’s Notice (the “Members’ Election Period”) to purchase all or any portion of the Shares proposed to be sold (the “Offered Shares”), at the price and on the terms designated in the Selling Member’s Notice. Unless otherwise agreed between or among each of the Members, each of the Members may purchase its pro-rata portion of the Shares, which pro rata portion shall be calculated by multiplying the amount of Offered Shares by such Members’ Share Percentage. Notwithstanding anything else to the contrary set forth herein, the Members (other than the Selling Member) must together purchase either all or none of the Offered Shares from the Selling Member. If the Members (other than the Selling Member) have not elected to purchase all of the Offered Shares from the Selling Member, the Selling Member may sell the Offered Shares to the Offeror in accordance with Section 12.02(c) below. If the Members (other than the Selling Member) have elected to purchase all of the Offered Shares from the Selling Member, the Transfer of such Shares shall be consummated as soon as practicable after delivery of each Member’s Notice, but in any event within thirty (30) days after the expiration of the Members’ Election Period. The Members (other than the Selling Member) shall be required to pay cash for the Shares acquired from the Selling Member, unless the Offeror’s terms of payment include a promissory note as all or a portion of the purchase price, in which case the Members (other than the Selling Member) may, in lieu of paying solely cash, pay for the Offered Shares on the same payment terms offered by the Offeror. At the closing of the purchase of the Offered Shares, the Selling Member (i) shall be deemed to have represented and warranted to the Members participating in such transaction that the Selling Member has exclusive title to such Offered Shares free and clear of any liens, security interests, mortgages, pledges, charges or encumbrances (other than pursuant to this Agreement and the Holdings Indentures) and shall be deemed to have agreed to indemnify and hold harmless the Company and the Members participating in such transaction against any losses resulting from any breach thereof, and (ii) shall execute and deliver such assignment instruments and other documents as may be reasonably requested by the Members including, without limitation, an indemnification and hold harmless agreement reflecting the matters described in clause (i) of this sentence.

(c)                                  If at the time of expiration of the Members’ Election Period, the Members (other than the Selling Member) shall not have elected to purchase all of the Offered Shares proposed to be sold in the Selling Member’s Notice, then, the Selling Member shall be free to sell, all, but not less than all, of the Offered Shares to the Offeror at a price and on terms no less favorable to the Selling Member than those described in the Selling Member’s Notice; provided, however, that if such sale is not consummated within sixty (60) days following the expiration of the Member’s Election Period, such sale shall again become subject to the terms of all provisions of this Section 12.02.

12.03                 Permitted Transfers. The following Transfers shall be permitted (and shall not be subject to Section 12.02) by the Members as long as they are permitted under the Holdings Indentures and Holdings’ Charter, but shall be subject to the requirements of Section 12.04 hereof:

(a)                                 All but not less than all of a Member’s Shares may be Transferred from time to time in connection with (i) any proceeding under the federal bankruptcy laws or any applicable federal or state laws relating to bankruptcy, insolvency, or the relief of debtors and subject to the requirements and provisions thereof or (ii) a reorganization, merger or consolidation of a Member, provided, however, that in either case the transferee of such Member’s Shares shall obtain only the economic rights of such Member and shall not become a Member, and shall have no voting rights or other indicia of status as a Member, unless authorized by the Board;

(b)                                 All but not less than all of a Member’s Shares may be Transferred from time to time to: (i) the successor of such Member by way of sale of all or substantially all of such Member’s assets; or (ii) an Affiliate of such Member; provided, however, that, in either case, the transferee of the Member’s Shares shall obtain only the economic rights of such Member and shall not become a Member, and shall have no voting rights or other indicia of status as a Member, unless authorized by the Board;

(c)                                  All but not less than all of a Member’s Shares may be Transferred from time to time to time to in the event of the death or divorce of such Member; provided, however, that the transferee is a member of such Member’s immediate family, or a trust, corporation, limited liability company, or partnership 100% controlled by such Member or members of such Member’s immediate family; and

(d)                                 A Member may Transfer all or any portion of its Shares if, prior to the Transfer, both the Board and Holdings consent to such Transfer in writing.

12.04                 Requirements for Transfer. Every Transfer permitted by Sections 12.01, 12.02, and 12.03 shall be subject to the requirements of the Holdings Indentures, Holdings’ Charter, and the following requirements:

(a)                                 The transferee shall establish to the satisfaction of the Board that the proposed Transfer will not cause or result in a breach of any agreement binding upon the Company or any violation of law, including, without limitation, federal or state securities laws, and that the proposed Transfer would not cause (i) the Company to be an investment company as defined in the Investment Company Act of 1940, as amended or (ii) the registration or qualification of the Company’s securities under federal or state securities laws.

(b)                                 The transferee shall establish to the satisfaction of the Board that the proposed Transfer would not (i) adversely affect the classification of the Company as a partnership for federal or state tax purposes, (ii) cause the Company to fail to qualify for any applicable regulatory safe harbor from treatment as a publicly traded partnership treated as a corporation under Code Section 7704 or (iii) have a substantial adverse effect with respect to federal income taxes payable by the Company or the holders of a majority of the Shares.

(c)                                  The transferee shall execute a counterpart of this Agreement or agreement to be joined to this Agreement and such other documents, instruments and certificates as may be required by the Board to reflect the provisions hereof, and the Transferred Shares shall continue to be subject to all restrictions under this Agreement.

Until the foregoing requirements are met, the Company need not recognize the transferee as a Member for any purpose under this Agreement, and the transferee shall be entitled only to the rights of a transferee who is not a Member under the Act. Except as expressly set forth in this Agreement or required by law, a holder of Shares that has not been admitted as a “Member” of the Company shall have only the economic rights of a Member and shall not have any other rights with respect to Shares or other indicia of status as a Member, including, without limitation, voting, preemptive rights, rights of refusal and governance rights in the Company.

12.05                 Drag-Along.

(a)                                 If Holdings determines that it is appropriate to sell or otherwise dispose of all of the Shares of the Company to any Person who is not an Affiliate of the Company or any of the Members (collectively, a “Non-Affiliate”), or to cause the Company to sell all or substantially all of its assets to a Non-Affiliate, or to cause the Company to merge with or into or consolidate with any Non-Affiliate (any such transaction, a “Sale” and in each case, such Non-Affiliate the “Buyer”), each Minority Member, including any of such Minority Member’s respective permitted transferees, shall be obligated to and shall upon the written request of Holdings (the “Drag-Along Notice”): (i) sell, transfer and deliver, or cause to be sold, Transferred and delivered to the Buyer its Shares, on the same terms applicable to, and, subject to Section 12.05(c), for the same consideration per Share each holder would receive if the Sale were a sale of the assets of the Company and the Company made distributions with respect to such Sale in accordance with Section 11.04 (the “Drag-Along Price”) and (ii) execute and deliver such instruments of conveyance and Transfer and take such other action, including, without limitation, voting such Shares in favor of any Sale proposed by Holdings and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as Holdings or the Buyer may reasonably require in order to carry out the terms and provisions of this Section 12.05.

(b)                                 Not less than 10 business days prior to the date proposed for the closing of any Sale, Holdings shall give written notice to the Minority Members, setting forth in reasonable detail the name or names of the Buyer, the terms and conditions of the Sale, including the purchase price, and the proposed closing date. In furtherance of the provisions of this Section 12.05, each of the holders of Shares hereby (i) irrevocably appoints Holdings as its attorney-in-fact (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any Sale hereunder and (ii) grants to Holdings a proxy (which shall be deemed to be coupled with an interest and irrevocable) to vote the Shares held by such holder and exercise any consent rights applicable thereto in favor of any

Sale hereunder; provided, however, that Holdings shall not exercise such powers-of-attorney or proxies with respect to any holder of Shares unless such holder is not acting in good faith with respect to its obligations under this Section 12.05.

(c)                                  If the Drag-Along Price is less than Fair Market Value (as hereinafter defined), Holdings shall pay to the Minority Members a dollar amount equal to the difference between Fair Market Value and the Drag-Along Price. If the Drag-Along Price is equal to or greater than Fair Market Value, then no such payment shall be made. For purposes of this Agreement, “Fair Market Value” as to the Shares shall mean: (i) the fair market value of the Shares, determined as of the date of the receipt of the Drag-Along Notice (for purposes of this Section 12.05) or on the date set forth in the applicable section for which the Fair Market Value is being determined (as applicable, the “Valuation Date”), as may be mutually agreed upon in good faith by Holdings and the Minority Members; or (ii) if Holdings and the Minority Members cannot mutually agree upon the Fair Market Value within a period of thirty (30) days after the Valuation Date, the fair market value of the Shares, as determined by an Independent Appraiser, who shall perform an appraisal of the fair value of the Shares as of the Valuation Date, and such appraisal shall be based on the Company’s and its direct and indirect subsidiaries’ (if applicable) historical operations, future prospects, and capital structure, and such other matters as the Independent Appraiser deems appropriate; provided, however, that the Independent Appraiser shall not apply any minority discount to the Shares of the Minority Members or any discount for lack of marketability of the Shares. If the parties cannot mutually agree on an Independent Appraiser to perform the appraisal, Holdings shall promptly select one Independent Appraiser, the Minority Members shall promptly select one Independent Appraiser, and the two Independent Appraisers so selected shall promptly select a third Independent Appraiser who shall perform the appraisal. The cost of any appraisal(s) shall be borne equally by the Holdings, on one hand, and the Minority Members, on the other hand, unless otherwise agreed in writing by the parties.

12.06                 Effect of Transfer.

(a)                                 If the transferee is admitted as a Member, the transferring Member shall not be relieved of liability with respect to the Transferred Shares arising or accruing under this Agreement on or after the effective date of the Transfer, unless the transferor affirmatively assumes such liability; provided, however, that the transferor shall not be relieved of any liability for prior distributions and unpaid Contributions, if any, unless the transferee affirmatively assumes such liabilities.

(b)                                 Any transferee who acquires in any manner a Member’s Shares, whether or not such transferee has accepted and assumed in writing the terms and provisions of this Agreement or been admitted as a Member, shall be deemed by the acquisition of such Shares to have agreed to be subject to and bound by all of the provisions of this Agreement with respect to such Shares, including without limitation, the provisions hereof with respect to any subsequent Transfer of such Shares.

12.07                 Prohibited Transfers. Any Transfer in violation of any provisions of this Agreement shall be null and void and ineffective to Transfer any Shares and shall not be binding upon or be recognized by the Company, and any such transferee shall not be treated as or deemed to be a Member for any purpose. If a Member shall at any time Transfer Shares in violation of any of the provisions of this Agreement, the Company and Holdings, in addition to all rights and remedies at law and equity, shall have and be entitled to an order restraining or enjoining such transaction, it being expressly acknowledged and agreed that damages at law would be an inadequate remedy for a Transfer in violation of this Agreement.

12.08                 Tag-Along Rights. Subject to any Transfer restrictions set forth in the Holdings Indentures and Holdings’ Charter, the Minority Members shall be entitled to participate in any Transfer of Shares by Holdings to third parties other than Transfers to Affiliates of Holdings. Such participation shall be on a pro rata basis based upon the number of Shares held by each of the Minority Members and Holdings. Prior to such Transfer, Holdings shall give at least thirty (30) days’ prior written notice to the Minority Members, which notice (for purposes of this Section 12.08, the “Sale Notice”) shall describe in reasonable detail the price (which price shall be not less than the Fair Market Value of the Shares to be Transferred determined as of the date of such Transfer), terms and conditions of such proposed Transfer, and the identity of the prospective transferee. Each Minority Member shall be entitled, within ten (10) days of the delivery of the Sale Notice, to give written notice (a “Tag-Along Notice”) to Holdings and the Company that it desires to participate in such proposed Transfer upon the price, terms and conditions set forth in the Sale Notice, which Tag-Along Notice shall specify the number of Shares that such Minority Member desires to include in such proposed Transfer. Holdings shall use reasonable efforts to obtain the prospective transferee’s agreement to include all Shares required to be included in such Transfer hereunder on the terms described herein, and shall not consummate any such Transfer unless such Shares are so included. Any Transfer on terms and conditions differing materially from those described in the Sale Notice shall again require compliance by Holdings with the procedures of this Section 12.08.

12.09                 Participation Rights.

(a)                                 In the event: (i) Holdings wishes to conduct an underwritten initial public offering (“IPO”); or (ii) the shareholders and/or the Board of Directors of Holdings (as applicable) wish(es) Holdings to (A) sell or otherwise dispose of all or substantially all of the capital stock of Holdings to any Person who is not an Affiliate of Holdings (a “Holdings Non-Affiliate”), (B) cause Holdings to sell all or substantially all of its assets to a Holdings Non-Affiliate, or (C) cause Holdings to merge with or into or consolidate with any Holdings Non-Affiliate (any such transaction described in (A), (B), or (C) above, a “Holdings Sale”); then each Minority Member shall have the right to participate in the IPO or the Holdings Sale, as the case may be, as set forth in this Section 12.09.

(b)                                 Immediately prior to, and conditioned upon, the consummation of an IPO or a Holdings Sale, the Minority Members shall be entitled to exchange their Shares for (i) if the Class B Common Stock of Holdings is being converted or exchanged for other shares of stock of Holdings in connection with such IPO or Holdings Sale, the same shares of stock of Holdings as those received by the holders of shares of Class B Common Stock of Holdings in connection with such IPO or Holdings Sale or (ii) if the Class B Common Stock of Holdings is not being converted or exchanged for other shares of stock of Holdings in connection with such IPO or

Holdings Sale, shares of Class B Common Stock of Holdings (in either case such shares referred to as “Holdings Common Shares,” and such exchange referred to as the “Exchange”), as set forth in this Section 12.09(b). Each Minority Member shall be entitled to receive in exchange for its Shares, an amount of Holdings Common Shares equal to (i) such Minority Member’s Participation Ratio multiplied by (ii) the total amount of outstanding common stock of Holdings calculated on a fully diluted basis after giving effect to the Exchange and the conversion into common stock of Holdings of all other securities convertible, exchangeable or exercisable for shares of common stock of Holdings. In the case of an IPO, subsequent to the Exchange, Holdings shall attempt in good faith to require the underwriter to allow each Minority Member to sell its Holdings Common Shares in the IPO on a pro rata basis with the stockholders of Holdings pursuant to the registration statement.

(c)                                  For purposes of this Section 12.09, “Participation Ratio” as to each Minority Member shall be calculated by multiplying such Minority Member’s Share Percentage by the Company Valuation Percentage.

(d)                                 For purposes of this Section 12.09, “Company Valuation Percentage” shall be calculated as follows:

(1)                                 First, the Company’s consolidated EBITDA as a percentage of Holdings’ consolidated EBITDA shall be calculated by determining a fraction (the “Company EBITDA Percentage”), (i) the numerator of which is the Company’s consolidated EBITDA for the trailing twelve month period and (b) the denominator of which is Holdings’ consolidated EBITDA (including, without limitation, the Company’s consolidated EBITDA) for the trailing twelve month period. One hundred percent (100%) less the Company EBITDA Percentage shall equal the “Holdings EBITDA Percentage.” Notwithstanding anything to the contrary contained herein, for purposes of determining consolidated EBITDA for any period ended on or prior to May 31, 2012, consolidated EBITDA shall be based on a trailing six month period.

(2)                                 Secondly, the value of Holdings in an IPO or a Holdings Sale shall be calculated as follows (the “Gross Valuation”):

(A)                               in the case of an IPO, by multiplying (i) the midpoint of the price per share range established by the underwriters for the common stock to be issued in the IPO during the marketing of the IPO by (ii) the total number of shares of common stock of Holdings (and all other securities convertible, exchangeable or exercisable for shares of common stock of Holdings) outstanding (on a fully diluted and converted basis) immediately prior to consummation of the IPO (i.e., without taking into account new shares to be offered and/or sold in the IPO); and

(B)                               in the case of a Holding Sale, by taking the gross purchase price of Holdings in the Holdings Sale; provided, however, that (i) if the Holdings Sale consists of any transaction other than the sale of all or substantially all of the assets of Holdings, then the gross purchase price of Holdings shall be determined based on the assumption that no Indebtedness (as hereinafter defined) of Holdings has been paid off prior to such Holdings Sale or otherwise subtracted from such gross purchase price and (ii) if the Holdings Sale consists of the sale of all or substantially all of the assets of Holdings, then the gross purchase price shall include the amount of any Indebtedness assumed by the purchaser.

(3)                                 Thirdly, the Gross Valuation shall be allocated between the Company and Holdings (excluding the Company) by (i) multiplying the Gross Valuation by the Company EBITDA Percentage (the “Company Gross Valuation”) and (ii) multiplying the Gross Valuation by the Holdings EBITDA Percentage (the “Holdings Gross Valuation”),

(4)                                 Fourthly, (i) (A) the Company’s outstanding consolidated indebtedness for borrowed money and capital leases immediately prior to consummation of the IPO or Holding Sale (“Indebtedness”) plus the amount of any Unrecovered Contributions owed to Holdings shall be subtracted from (B) the Company Gross Valuation and such difference shall be the “Company Net Valuation”; and (ii) (A) Holdings’ outstanding consolidated Indebtedness shall be subtracted from (B) the Holdings Gross Valuation and such difference shall be the “Holdings Net Valuation.”

(5)                                 Fifthly, the Company Valuation Percentage shall be calculated by determining a fraction, (i) the numerator of which is the Company Net Valuation and (b) the denominator of which is the sum of the Holdings Net Valuation plus the Company Net Valuation.

Notwithstanding anything to the contrary contained herein, in the event the consolidated EBITDA of the Company and/or Holdings is a negative number, then Holdings and the Minority Members shall negotiate in good faith the calculation of the Company Price Percentage.

ARTICLE XIII

Dissolution, Liquidation, and Termination; Incorporation

13.01                 Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following:

(a)                                 the determination by the Board to dissolve the Company and the written consent of Holdings and the holders of a majority of the Shares held by the Minority Members; or

(b)                                 the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Company shall not dissolve or be terminated upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member. The Board shall promptly notify the Members of the dissolution of the Company.

13.02                 Liquidation. Upon dissolution of the Company, the Chairman or the Chief Executive Officer shall act as its liquidating trustee or the Board may appoint one or more Directors or Members as the liquidating trustee. The liquidating trustee shall proceed diligently to liquidate the Company, to wind up its affairs, to pay its liabilities and to make final distributions to the Members pro rata in accordance with Section 11.04. The costs of dissolution and liquidation shall be an expense of the Company. Until final distribution, the liquidating trustee may continue to operate the business and properties of the Company with all of the power and authority of the Board. As promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause an accounting by a firm of independent public accountants of the Company’s assets, liabilities, operations and liquidating distributions to be given to the Members.

13.03                 Certificate of Cancellation. Upon completion of the distribution of the Company’s assets as provided herein, the Company shall be terminated, and the Board (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware under the Act and take such other actions as may be necessary to terminate the existence of the Company.

13.04                 Right to Convert to Corporate Form. The Board may, at any time by not fewer than 10 days prior written notice given to all Members, cause the Company to convert to one or more corporations (the “Continuing Corporation”), by such means (including, without limitation, merger or consolidation or other business combination, Transfer of all or a part of the Company’s assets and/or Transfer of the holders’ respective Shares) as the Board may reasonably select. Upon such conversion:

(a)                                 The Shares of each holder thereof shall be exchanged for, or otherwise converted into, shares of capital stock (which may be non-voting if the holder’s Shares are non-voting) of the Continuing Corporation representing an equity interest therein substantially equivalent to such Person’s equity interest in the Company (including, without limitation, having the same liquidation preferences, conversion rights, dividend rights, redemption rights and voting rights). The Board and the Company shall use reasonable efforts to structure such conversion so that the holders’ ownership of their Shares will be “tacked” to their ownership of the shares of the Continuing Corporation’s capital stock for the purposes of determining such holders’ compliance with the requirements of Rule 144 of the Securities Act.

(b)                                 The stockholders of the Continuing Corporation, and the Continuing Corporation, in the event of such a conversion other than in connection with a public offering, shall enter into:

(i)                                     a stockholders’ agreement on terms substantially equivalent to those contained in this Agreement, such Agreement to be in a form reasonably acceptable to a majority of Directors, and

(ii)                                  such other documents and instruments as are customarily entered into by stockholders of corporations entering into venture capital or similar transactions, in each case in the form customarily used for documents and instruments of similar nature in such transactions and otherwise reasonably acceptable to a majority of Directors.

ARTICLE XIV

General Provisions

14.01                 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given (i) three days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, or (ii) upon delivery to the recipient in person or by courier. Such notices, requests and consents shall be given (x) to Members at their addresses on Schedule A, or such other address as a Member may specify by notice to the Board or to all of the other Members, or (y) to the Company at the address of the principal office of Company specified in Section 1.03, or at such other location as the Company shall have specified in writing to the Members as its principal office. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

14.02                 Entire Agreement. This Agreement constitutes the entire agreement of the Members and the Directors relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

14.03                 Consent to Jurisdiction. The parties to this Agreement hereby consent and submit to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia and of any Georgia state court and agree that any such court having subject matter jurisdiction over the matter in controversy shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties to this Agreement pertaining directly or indirectly to this Agreement or to any matter arising therefrom. Each party to this Agreement hereby waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court on the basis that such proceeding has been brought in an inconvenient forum.

14.04                 Amendment, Modification, or Waiver. This Agreement may be amended or modified from time to time only be a written instrument signed by Holdings and holders of a majority of the Shares then held by the Minority Members; provided, however, that (a) an amendment or modification increasing any liability of a Member to the Company or its Directors or Members, or adversely affecting the limitation of the liability of a Member with respect to the Company, shall be effective only with that Member’s consent, (b) an amendment or modification reducing the required percentage of Shares or the number of Directors for any consent or vote in this Agreement shall be effective only with the consent or vote of Members having the percentage of Shares theretofore required, (c) any amendment to Article X or XI adversely affecting the rights of a Member to allocations or distributions in a manner differently from other Members holding similarly situated securities shall require the consent of such Member, (d) an amendment or modification that adversely affects the Minority Members compared to Holdings must be approved by the holders of a majority of the Shares held by Minority Members, and (e)

the Board may, subject to Section 3.01(a) and Article IV, amend or modify Section 3.01, Articles X and XI of and Schedule A to this Agreement in connection with the admission of Additional Members, the issuance of additional Shares or other equity interests of the Company, or a recapitalization of the Company as permitted by this Agreement.

14.05                 Binding Effect. This Agreement is binding on and inures to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

14.06                 Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, exclusive of its conflict-of-laws principles. In the event of a conflict between the provisions of this Agreement and any provision of the Certificate or the Act, the applicable provision of this Agreement shall control, to the extent permitted by law. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.

14.07                 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions, as requested by the Board.

14.08                 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company, for appointment of a liquidator, or for partition of the property of the Company. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance herewith in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

14.09                 Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that such Member has actual notice of (a) all of the provisions of this Agreement and (b) all of the provisions of the Certificate. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Member hereby waives any requirement that any further notice thereunder be given.

14.10                 Third Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any creditor or other Person to whom any debts or obligations are owed by, or who may have any claim against, the Company or any of its Members, officers or Directors, except for Members, officers or Directors in their capacities as such. Notwithstanding any contrary provision of this Agreement, no such creditor or Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the Company or any Member, officer or Director.

14.11                 Interpretation. For the purposes of this Agreement, terms not defined in this Agreement shall be defined as provided in the Act; and all nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular, or plural, whichever shall be applicable. Titles or captions of Articles and Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

14.12                 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

14.13                 Confidentiality. Each party hereto agrees that it will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Company with respect to the Company’s business or financial condition or otherwise. Information generally known in the industry or which has been disclosed by third parties, who have a right to do so, shall not be deemed confidential or proprietary information for purposes of this Section 14.13. Furthermore, information that a party independently developed outside Company time and without any Company resources, or knew on a non-confidential basis and not in contravention of a contract, fiduciary duty, or any applicable law before its disclosure to such party by the Company or its representatives, shall not be deemed confidential or proprietary information for purposes of this Section 14.13. A party may disclose confidential or proprietary data or information obtained from the Company that such party is required to disclose by law or legal process (as advised by legal counsel); provided, however, that if disclosure is required by law or legal process, then the disclosing party shall (a) provide the Company with prompt written notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure, (b) take reasonable steps to assist the Company, at the Company’s sole cost and expense, in contesting such required disclosure or otherwise protecting such the Company’s rights, and (c) furnish only that portion of the Company’s confidential or proprietary data or information that such party is advised by counsel in writing is legally required.

14.14                 Representations of Members. Each of the Members represents and warrants to each of the other Members and the Company that the Shares being acquired by such Member are being purchased for such Member’s own account and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and that such Member is an “accredited investor” under Rule 501 of Regulation D promulgated under the Securities Act. Such Member understands that such Shares have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements thereof and that the reliance of the Company and others upon such exemptions is predicated in part by the representations and warranties of such Member contained in this Agreement.

14.15                 Definitions. Schedule B to this Agreement sets forth definitions not otherwise defined in this Agreement and cross-references showing the location in this Agreement where various terms are first defined.

14.16                 Succeeding Agreement. This Agreement amends and restates and supersedes the Prior Agreement in its entirety.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement under seal as of the date set forth above.

JACK COOPER LOGISTICS, LLC

By:	/s/ T. Michael Riggs
Name: T. Michael Riggs
Title: Chairman

DIRECTORS:

/s/ T. Michael Riggs
T. Michael Riggs

/s/ Robert Griffin
Robert Griffin

/s/ J. J. Schickel
J. J. Schickel

Signature Page to Jack Cooper Logistics, LLC Amended and Restated Limited Liability

Company Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement under seal as of the date set forth above.

MEMBERS:

Jack Cooper Holdings Corp.:

By:	/s/ T. M. Riggs
Print Name:	T. M. Riggs
Title:	Chairman

Eve Merchant Holdings, Inc.:

By:	/s/ John J. Schickel, Jr.
Print Name:	John J. Schickel, Jr.
Title:	Managing Director

/s/ Robert Griffin
Robert Griffin

/s/ Michael Testman
Michael Testman

/s/ Theo Ciupitu
Theo Ciupitu

/s/ Kirk Ferguson
Kirk Ferguson

/s/ Andrea Amico
Andrea Amico

Signature Page to Jack Cooper Logistics, LLC Amended and Restated Limited Liability

Company Agreement

SCHEDULE A

MEMBERS

			Ownership	Ownership
	Initial	Shares	Percentage	Percentage
Member’s Name and Address	Contribution	Owned	(Fully Diluted)	(As Issued)

Jack Cooper Holdings Corp.	$790.00	790,000	79.0%	79.0%
1100 Walnut Street, Suite 2400
Kansas City, Missouri 64106

Eve Merchant Holdings, Inc.	$210.00	110,000	11.0%	11.0%
830-13 A1A North, #522
Ponte Vedra Beach, Florida 32082

Robert Griffin	N/A	20,000	2.0%	2.0%
4141 Pennsylvania Ave, Suite 206
Kansas City, Missouri 64111

Michael Testman	N/A	20,000	2.0%	2.0%
1100 Walnut Street, Suite 2400
Kansas City, Missouri 64106

Theo Ciupitu	N/A	20,000	2.0%	2.0%
2171 Peachtree Road NE #1104
Atlanta, Georgia 30309

Kirk Ferguson	N/A	20,000	2.0%	2.0%
One Gramercy Park West
New York City, New York 10003

Andrea Amico	N/A	20,000	2.0%	2.0%
630 Kennesaw Due West Road,
Kennesaw, Georgia 30152

TOTAL	$1,000.00	1,000,000	100.00%	100.00%

A-1

SCHEDULE B

DEFINITIONS

Capitalized terms are used in this Agreement with the meanings hereafter ascribed:

“Affiliate” means (a) in the case of an individual, any relative of such Person, (b) any officer, director, trustee, partner, manager, employee or holder of any class of the securities of or equity interest in such Person; (c) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (d) any officer, director, trustee, partner, manager, employee or holder of any class of the securities of or equity interest in such Person of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person.

“Applicable Tax Rate” means the sum of (x) the highest federal marginal income tax rate for individuals plus (y) the highest applicable state marginal income tax rate for individuals, in each case as such rates apply to the Fiscal Year for which the applicable Tax Distribution is being calculated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Director” means one or more Persons designated or elected to the Board of Directors pursuant to this Agreement.

“EBITDA” means earnings before interest, taxes, depreciation, and amortization.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Holdings’ Charter” means Holdings’ Certificate of Incorporation (including, without limitation, any Certificates of Designations thereto), as amended from time to time.

“Independent Appraiser” means the transportation group of one of the following investment banking firms (and their respective subsidiaries, as appropriate): BB&T Corporation; Stifel, Nicolaus & Company, Incorporated; Morgan Keegan & Company; Stephens Inc.; Raymond James Financial, Inc.; or Alvarez & Marsal Dispute Analysis & Forensic Services.

“Person” means any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Percentage” means the percentage obtained upon dividing (a) the number of Shares then owned by such Member by (b) the total amount of Shares issued and outstanding.

“Treasury Regulations” means the Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unrecovered Contribution” means at any point in time, with respect to each Member, an amount equal to such Member’s Contributions as reflected in their Capital Account less the aggregate amount of all distributions previously made to such holder in return of such Contributions. In no event shall Unrecovered Contribution refer to an amount less than zero.

CROSS-REFERENCE TABLE FOR DEFINITIONS

DEFINED TERM	FIRST SECTION REFERENCE
Act	Recitals
Additional Members	2.01
Additional Minority Members	Recitals
Adjusted Capital Account	10.03
Adjustment Date	9.01(c)
Agreement	Preamble
Board	1.01
Buyer	12.05(a)
Capital Account	9.01
Certificate	1.01
Company	Preamble
Company EBITDA Percentage	12.09(d)(1)
Company Gross Valuation	12.09(d)(3)
Company Net Valuation	12.09(d)(4)
Company Valuation Percentage	12.09(d)
Continuing Corporation	13.04
Contribution	9.02
Drag-Along Notice	12.05(a)
Drag-Along Price	12.05(a)
Exchange	12.09(b)
EVE	Recitals
EVE Engagement Letter	4.05(a)
Fair Market Value	12.05(c)
For Cause	4.05(b)
Founder	Recitals
Founders	Recitals
GAAP	2.09(a)
Gross Asset Value	9.01(b)
Gross Valuation	12.09(d)(2)
Holdings	Recitals
Holdings Common Shares	12.09(b)
Holdings EBITDA Percentage	12.09(d)(1)
Holdings Gross Valuation	12.09(d)(3)
Holdings Indentures	4.01
Holdings Net Valuation	12.09(d)(4)
Holdings Non-Affiliate	12.09(a)
Holdings Sale	12.09(a)
HYDO	4.01
Indebtedness	12.09(d)(4)

IPO	12.09(a)
LLC Minimum Gain	10.07
Manager	5.01
Member	Preamble
Member Nonrecourse Debt	10.08
Member’s Notice	12.02(b)
Members’ Election Period	12.02(b)
Members	Preamble
Minority Member	Recitals
Minority Members	Recitals
New Shares	4.03
New Shares Notice	4.03
Net Income	9.01(a)
Net Loss	9.01(a)
Non-Affiliate	12.05(a)
Nonrecourse Deductions	10.06
Offered Shares	12.02(b)
Offeror	12.02(a)
Participation Ratio	12.09(c)
Partner Nonrecourse Deductions	10.08
Prior Agreement	Recitals
Put Right	4.05(a)
Regulatory Allocations	10.10
Sale	12.05(a)
Sale Notice	12.08
Shares	3.01(a)
Selling Member	12.02(a)
Selling Member’s Notice	12.02(a)
Tag-Along Notice	12.08
Tax Distribution	11.02
Tax Matters Partner	5.01
Taxable Excess	11.02
Transfer	12.01
Valuation Date	12.05(c)